Exhibit 10.31

December 12, 2016
Daryl Raiford
[Home Address]
Dear Daryl,
I am so gratified that you have agreed to remain as GENBAND’s CFO despite the attractive opportunity that has recently been offered to you. As I noted during our discussions over the last few days, I, the Board and the rest of the management team have tremendous appreciation of your value to the Company and believe it is imperative, particularly given the transactions being currently contemplated by the Company, to have you firmly in your seat managing our financial operations. As you know, we have faced a difficult road at GENBAND over your tenure with the Company, but your judgment, leadership and acumen have been at the core of our resilience and have continued to position us for ultimate success.
As agreed between us and approved by the Compensation Committee of the Board, we are making the following modifications to your compensation and severance packages: (i) effective immediately, your base salary will be increased to $500,000/year; (ii) in the event there is a change of control at GENBAND such that a party other than OEP/JP Morgan take a controlling interest in the Company, and your employment is terminated by the Company without cause thereafter, your severance will be increased to 2X your current severance. These modifications will be reflected in an amendment to your Amended and Restated Employment Agreement (“Employment Agreement”) that will be provided to you today.
Additionally, as you are aware, the Compensation Committee is in the process of reviewing a proposed Transaction Bonus Plan (the “Plan”) for the benefit of the senior executives of the Company. That Plan has yet to be approved and finalized so, notwithstanding the Plan, the Compensation Committee has agreed that, on March 2, 2017, whether or not the Company has successfully signed or closed any of the contemplated transactions, you will be paid a bonus in the amount of $1,060,000, provided you remain employed by the Company through such date or are terminated by the Company without Cause (as such term is defined in your Employment Agreement). This amount is in lieu of any other transaction bonus you would have received in connection with the closing of the first material transaction (as defined below) the Company ultimately consummates (A “Material Transaction” will be defined as set forth in the Plan if and when approved by the Board or, if the Plan is not approved by the

Board, shall be defined for purposes herein as (1) any transaction or series of related transactions that qualifies as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, each in accordance with the Internal Revenue Code of 1986, as amended, and its applicable Treasury Regulations (collectively, “Section 409A) including any such transaction in which any natural person, company, corporation, limited liability company, partnership, trust, joint venture, or other business organization or group or syndicate of any such persons or entities (each, a “Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of capital stock of the Company or (ii) the combined voting power of the Company’s then outstanding securities; (2) the Company is party to a merger, consolidation or other business reorganization which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least twenty five percent (25%) of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (3) the sale or disposition of more than twenty five percent (25%) of the Company’s assets (or any transaction having similar effect); or (4) any merger, sale or similar transaction with either Sonus Networks, Inc. or Metaswitch Networks Ltd. or their respective affiliates.
Further, in the event that the Company consummates a second Material Transaction during your continued employment with the Company, then, on the date such transaction closes, you shall receive a second transaction bonus in the same amount and under the same terms as set forth in the foregoing paragraph (as may be modified solely to comply with Section 409A).
Finally, after speaking with OEP they were very enthusiastic about the idea of you sitting on the Board of one of their existing or future portfolio companies. They agreed to explore that opportunity with you and work with you to identify those companies where your background and skill set would be a good fit.
Again, we really appreciate your working with us to put together a package under which you are comfortable committing to maintain your critically important role at GENBAND. On a personal note, I can’t imagine navigating the Company through the many initiatives and challenges in front of us without you firmly by my side.
Please let me know if I missed anything or if you have any further questions or concerns.

Sincerely,
/s/ David W. Walsh
David W. Walsh
CEO & Chairman
On Behalf of the Compensation Committee of the Board of Directors:
/s/ John Bayless
John Bayless
Director, Compensation Committee